                                  EXHIBIT 10.2

                         KOHLENBERG SEVERANCE AGREEMENT

                               SEVERANCE AGREEMENT

         This Severance Agreement (the "Agreement") is made as of June 23, 1999, by and between Trans World Gaming Corp. (the "Company") and Stanley Kohlenberg (the "Executive").

                                   WITNESSETH

         WHEREAS, the Executive previously was employed as a consultant to the Company pursuant to the provisions of a consulting agreement dated January 1, 1997, and amended February 28, 1997, between the Company and the Executive (the "Consulting Agreement") (which Consulting Agreement expired on March 31, 1999) and has further served the Company as its Chief Executive Officer pursuant to the terms of a Board Resolution passed on September 25, 1998 (the "Resolution");

         WHEREAS, since September 25, 1998, the Executive has continued to serve as Chief Executive Officer in accordance with the terms of the Resolution;

         WHEREAS, the Board of Directors of the Company and the Executive have agreed to terminate the services of the Executive (the "Termination");

         WHEREAS, the Company and the Executive have agreed that the Executive's employment shall be terminated as of June 30, 1999; and

         WHEREAS, the Company and the Executive wish to enter into this Agreement in order to set forth and memorialize the obligations of the Company and the Executive in connection with the Termination.

         NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

         1. TERMINATION. The Company and the Executive agree to the Termination. The Executive shall be deemed to have been terminated effective upon the employment by the Company of a new Chief Financial Officer, Chief Executive Officer, or an equivalent position (the "Termination Date"). On and after the Termination Date, all of the rights and responsibilities of each of the Company and the Executive resulting from and with respect to the Termination shall be solely as set forth in this Agreement.

         2. PAYMENTS AND BENEFITS TO THE EXECUTIVE. In consideration of the covenants and the other terms and conditions of this Agreement for the benefit of the Company, the Company agrees and covenants to provide the following to the Executive, or to the estate, heirs, devisees or assigns of the Executive should he die before the Company fulfills all of its obligations set forth in this
Section 2:

              A. The Company agrees to pay to the Executive his current salary, in equal semi-monthly payments, through December 31, 1999 (the "Severance Payments"). Except for director's fees or other fees and expenses separately negotiated by and between the Executive and the Company, during the period that the Executive receives the Severance Payments, he shall not be entitled to receive any fees for the services he renders hereunder to the Company in connection with his obligations set forth in
                   Section 3 hereof.

              B. Executive will continue to participate, on the same basis as he had participated prior to the Termination Date in all life, health, disability and accident plans in which he participated on the date immediately prior to the Termination Date through December 31, 1999.

              C. In addition to the Severance Payments, on the Termination Date, the Company shall pay to the Executive $15,000, in a lump-sum payment, which amount represents 4 weeks of paid vacation time.

              D. The Executive currently owns the following options to purchase common stock of the Company:



                                    EXERCISE               EXPIRATION
                   NUMBER            PRICE                    DATE
                   ------           -------                  -----
                   1,000             $ 3.13               May 21, 2000
                   25,000            $ 1.44               March 6, 2001
                   75,000            $ 1.00             December 30, 2002
                   1,000             $ 1.00              March 30, 2002
                   1,000             $ 0.56               June 29, 2002
                   1,000             $ 0.35            September 29, 2002
                   1,000             $ 0.30             December 30, 2002
                   1,000             $ 0.63              March 30, 2003
                   1,000             $ 0.46               June 29, 2003
                   1,000             $ 0.31            September 29, 2003
                   25,000            $ 0.24             December 30, 2003



                   For so long as the Executive continues to serve the Company as a director, the terms of each of the Option Agreements by and between the Company and the Executive dated May 22, 1995, March 7, 1996, December 31, 1996, March 31, 1997, June 30,
                   1997, September 30, 1997, December 31, 1997,

                   March 31, 1998, June 30, 1998, September 30, 1998, and
                   December 31, 1998, (the "Option Agreements") shall continue in full force and effect and the options granted thereunder will expire only in accordance with such terms.

              E. Nothing in this Agreement shall affect the Executive's rights to indemnification as provided in the Company's Articles of Incorporation or Bylaws or under the corporate law of the State of Nevada nor his rights to obtain continued coverage under the Company's directors and officers liability insurance policy, as in effect from time to time.

         3.   MUTUAL RELEASE.

              A. In consideration of the covenants and the other terms and conditions of this Agreement, the Executive agrees and covenants, on behalf of himself, his heirs and personal representatives, to release completely and forever discharge the Company from any and all charges, claims and actions relating to or otherwise arising out of the Executive's employment by, or the termination of his employment with, the Company for all periods of time up to and including June 30, 1999 [THE TERMINATION DATE]. The Executive has not brought any such charges, claims or actions to the attention of or against the Company before signing this Agreement, and the Executive covenants not bring any such charges, claims or actions against the Company in the future, other than charges, claims or actions relating to the Company's obligations under this Agreement. If the Executive violates the provisions of this Section 4.A. by filing or bringing any such charges, claims or actions (other than charges, claims or actions relating to the Company's obligations under this Agreement for which the Company agrees to pay all actual and direct costs including reasonable attorney's fees and expenses incurred by the Executive in bringing such charge, claim or action if the Executive succeeds on the merits of such charge, claim or action) in a court of competent jurisdiction contrary to this Section 4.A, then, in addition to any other rights and remedies that the Company may have, the Executive agrees promptly return all Severance Payments received from the Company and to pay all actual and direct costs of the Company in defending against such charges, claims or actions brought by the Executive or on his behalf, including reasonable attorney's fees and expenses. As referred to in this Section 4.A (as well as for purposes of Sections 4.B and 4.C below), the term "Company" includes any of its current or future subsidiaries and affiliates, their respective successors and assigns, and all of their respective past, present and future controlling persons, directors, officers, representatives, shareholders, agents, employees, noteholders and their respective heirs, personal representatives, successors and assigns, or any of them.

              B. In consideration of the covenants and the other terms and conditions of this

                   Agreement, the Company agrees and covenants to release completely and forever discharge the Executive from any and all charges, claims and actions (except for fraud and criminal acts committed in his official capacity as a director and/or officer) relating to or otherwise arising out of the Executive's employment with the Company for all periods of time up to and including June 30, 1999 [THE TERMINATION DATE]. The Company has not brought any such charges, claims or actions to the attention of or against the Executive before signing this Agreement, and the Company covenants not bring any such charges, claims or actions against the Executive in the future, other than charges, claims or actions relating to the Executive's express obligations under this Agreement. If the Company violates the provisions of this Section 4.B by filing or bringing any such charges, claims or actions (other than charges, claims or actions relating to the Executive's obligations under this Agreement, for which the Executive agrees to pay all actual and direct costs including reasonable attorney's fees and expenses incurred by the Company in bringing such charge, claim or action if the Company succeeds on the merits of such charge, claim or action) in a court of competent jurisdiction contrary to this Section 4.B, then, in addition to any other rights and remedies that the Executive may have, the Company agrees to pay all actual and direct costs of the Executive in defending against such charges, claims or actions brought by the Company, including reasonable attorney's fees and expenses.

              C. The Executive hereby specifically and unconditionally releases the Company from any and all claims that the Executive may have against any of them and that arose on or before the date of this Agreement under any federal or state law, regulation or policy, including but not limited to the Federal Age Discrimination in Employment Act (the "ADEA"), as well as any claim attributable to the Company's solicitation of the Executive's consent to the terms of this Agreement, and further acknowledges and represents that:

                   i. the Executive waives his claims under ADEA knowingly and voluntarily in exchange for the commitments made herein by the Company, and that certain of the benefits provided thereby constitute consideration of value to which the Executive would not otherwise have been entitled;

                   ii. the Executive consulted an attorney in connection with this Agreement;

                   iii. the Executive has been given a period of 21 days within which to consider the terms hereof;

                   iv. the Executive may revoke the waiver of ADEA claims set forth in this Section 4.B for a period of 7 days following the execution of this Agreement and the Executive's waiver of

                        ADEA claims hereunder shall not become effective until the revocation period has expired;

                   v. if the Executive revokes the waiver of ADEA claims in accordance with subsection (iv) above, then the Executive shall cease to receive any and all of the payments and benefits specified in Section 2 hereof, but such revocation shall not be effective with respect to the remainder of this Agreement and the consideration received by the Executive prior to the revocation shall be valid and adequate consideration with respect to the remainder of this Agreement; and

                   vi. this Agreement complies in all respects with Section 7(f) of ADEA and the waiver provisions of the Federal Older Worker Benefit Protection Act.

         4. CONFIDENTIALITY. The Executive and the Company agree that they will keep the terms and conditions of this Agreement confidential (except as disclosure may otherwise be required by the Company in connection with its obligations under federal and state securities laws as a publicly owned company), and that all discussions and announcements that the Executive and the Company have with employees, shareholders, noteholders and bondholders of the Company and any and all other persons or parties shall be wholly consistent with the terms of the mutually agreed upon press release or Form 8-K which is attached hereto as EXHIBIT A. Executive shall support the current and new management of the Company and will use his best efforts to efficiently and effectively transition the Company to its new management. The Executive shall refrain, to the extent permitted by law, from taking or assisting others in taking any actions that reasonably could be expected to diminish the perceived market value of the Company or undermine the efforts of the Company's management to manage the Company's operations.

         5. NONCOMPETITION. For so long as the Executive receives Severance Payments, the Executive hereby covenants and agrees that the Executive (and any person or entity controlled by, under common control with or controlling the Executive) will not, without the prior written consent of the Company (which consent shall not unreasonably be withheld, conditioned or delayed) directly or indirectly be associated as an officer, director or greater than 5% shareholder, employee, consultant, agent or representative to or with any person or entity engaged in the casino or gaming business in an area within a 100-mile radius of any existing casino owned on the Termination Date by the Company. The Executive agrees that if he commits or threatens to commit a breach of any of the provisions of this Section 6, the Company shall have the right and remedy to have the provisions of this Section 6 specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause immediate irreparable injury to the Company and that money damages will not provide an adequate remedy at law for any such breach or threatened breach, PROVIDED HOWEVER, that the Company shall first submit written notice to the Executive that it intends to invoke its rights as set forth in this Section 6 and the Executive shall have 20 days in which to cure his breach or threatened breach. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the

Company at law or in equity. If any of the provisions of, or covenants contained in, this Section 6 are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in any other jurisdiction, which shall be given full effect, without regard to the invalid portions or the unenforceability in such other jurisdiction, the parties agree that the court making such determination shall have the power to reduce the duration and/or geographic scope of such provision or covenants and, in its reduced form, said provision or covenant shall be enforceable; provided, however, that the determination of such court shall not affect the enforceability of this Section 6 in any other jurisdiction.

         6. NONINTERFERENCE. For a period of 1 year following the Termination Date, without the written consent of the Company, whose consent will not unreasonably be withheld, conditioned or delayed, the Executive shall not, directly or indirectly, for whatever reason, whether for his own account or for the account of any other person or entity: (i) solicit, employ or otherwise interfere with any of the Employer's existing contracts or relationships with any investor, customer, affiliate, employee, officer, director, supplier or any independent contractor performing services or providing goods to the Company and reasonably known to the Executive on and as of the Termination Date, whether the such person or entity is employed by or associated with the Company on the Termination Date; (ii) solicit or otherwise interfere with any existing or proposed contract reasonably known to the Executive on the Termination Date between the Company and any other party whatsoever; (iii) except in connection with his role as a director of the Company or in the course of providing post-Termination services, contact employees of the Company regarding the business or operations of the Company, provided, however, that nothing in this Agreement shall affect the Executive's ability to (x) contact employees of the Company with respect to affairs of a personal or social nature or (y) except in connection with his role as a director of the Company or in the course of providing post-Termination services under Section 3 hereof, converse with any of Messrs. Tottenham, Baker, Sterrett, or Heurtematte regarding the status of the Executive's severance benefits as set forth in Section 2 of this Agreement; or
(iv) except in connection with his role as a director of the Company or in the course of providing post-Termination services under Section 3 hereof, contact Value Partners, Ltd. or U.S. Bancorp Libra Investments (or any of their investors who are holders of debt or equity instruments issued by the Company as of the date hereof).

         7. COVENANT NOT TO DISCLOSE. The Executive hereby agrees that he possesses certain data and knowledge of operations of the business of the Company which are proprietary in nature and confidential. The Executive hereby covenants and agrees that he will not, at any time after the Termination Date, reveal, divulge or make known to any person or use for his own account or for the account of any other person or entity, any confidential or proprietary record, data, trade secret, financial information, intellectual property, business know-how, personnel policy, customer list of the Company as of the Termination Date, or any other confidential or proprietary information whatsoever relating to the Company, whether or not obtained with the knowledge and permission of the Company (exclusive of any information which at the time of disclosure generally is available to and known by the public, other than as a result of any unauthorized disclosure by the Executive). The Executive further covenants and agrees that he shall not divulge any such confidential or proprietary information that he may acquire during any transition period in which he assists or consults with the Company to facilitate the transition to new management and the continued success of the business of the Company.

         8. CERTAIN ACTIONS. The Executive hereby agrees and covenants that from the date of this Agreement until June 30, 1999:

              A. The Executive shall not directly or indirectly solicit or encourage any person who is an associate or affiliate of the Executive to solicit proxies or consents in opposition to any proposal submitted by the Company's Board of Directors to a vote of the Company's shareholders.

              B. The Executive shall not, nor shall he encourage any person who is an associate or affiliate of the Executive to (i) join with or assist any person or entity, directly or indirectly, in opposing, or make any statement in opposition to, any proposal submitted by the Company's management to a vote of the Company's shareholders, or (ii) join with or assist any person or entity, directory or indirectly, in supporting or endorsing, or make any statement in favor of, any proposal submitted to a vote of the Company's shareholders that is opposed by Company's Board of Directors.

         9. BINDING AGREEMENT; TERMINATION. This Agreement shall be binding upon and inure to the benefit of any successor to the Company (whether direct or indirect, by purchase, merger or consolidation, by operation of law, or otherwise) or any person which acquires all or substantially all of the assets of the Company or any assignee of the Company (collectively "Successor"), and the Company will require any Successor to expressly assume and agree to perform and carry out the obligations of this Agreement and any instrument executed by the Company hereunder in the same manner and to the same extent as the Company. This Agreement shall also be binding on and inure to the benefit of Executive and is not assignable by the Executive. This Agreement shall terminate upon the death of Executive and his heirs and beneficiaries shall have the right to receive all of the compensation under Section 2 which is due the Executive hereunder.

         10. WITHHOLDING. All payments required to be made by the Company hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law and regulation.

         11. MITIGATION. The Executive shall not be required to mitigate the amount of any payments or other benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer.

         12. REPRESENTATION. The Company and the Executive represent that they have reviewed this Agreement, and that each of them is fully aware of the content of this Agreement and of its legal effect, and acknowledge that this is a legally valid and binding obligation of the parties.

         13. AMENDMENT AND WAIVER. The terms of this Agreement may not be modified other than in a writing signed by both parties. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition for the future or as to any act other than that specifically waived.

         14. NOTICES. All notices, demands, consents or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given when: (i) personally delivered, or (ii) sent postage prepaid by registered or certified mail, return receipt requested, such receipt showing delivery to have been made, or (iii) sent overnight by prepaid receipt courier addressed as follows:

                   If to Executive:    Stanley Kohlenberg
                                       Two Beekman Place
                                       New York, New York 10022


                   If to the Company:  Trans World Gaming Corp.
                                       One Penn Plaza
                                       Suite 1503
                                       New York, New York 10119
                                       Attention: Maureen Weppler
                                                  Secretary

         15. ENTIRE AGREEMENT. This Agreement incorporates the entire understanding among the parties relating to the subject matter hereof, recites the sole consideration for the promises exchanged and supercedes any prior agreements, written or oral, between the Company and the Executive with respect to the subject matter hereof. In reaching this Agreement, no party has relied upon any representation or promise except those set forth herein.

         16. INVALID PROVISIONS: If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

         17. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except to the extent that applicable federal law preempts the laws of the State of New York.


                                  [SIGNATURES APPEAR ON NEXT PAGE]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Release as of the day and year first above written.


WITNESS:                          TRANS WORLD GAMING CORP.



/s/ Maureen Weppler               /s/ Julio E. Heurtematte, Jr.
---------------------             -----------------------------
                                  Director


                                  STANLEY KOHLENBERG


/s/ Maureen Weppler               /s/ Stanley Kohlenberg
---------------------             -----------------------------